Exhibit (g)(1)
Automatic Self Administered YRT Reinsurance Agreement



between



American National Insurance Company

One Moody Plaza, Galveston, TX 77550

(hereinafter referred to as the 'Ceding Company')



and



Gerling Global Life Reinsurance Company

Los Angeles, CA

Executive Offices: Toronto, Ontario

(hereinafter referred to as the "Reinsurer")



Effective: June 1, 2003

Treaty #: U24



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I

Table of Contents

PREAMBLE .4

1.1      PARTIES TO THE AGREEMENT 4

1.2      COMPLIANCE 4

1.3      CONSTRUCTION 4

1.4      ENTIRE AGREEMENT 4

1.5      SEVERABILITY 4

                             AUTOMATIC REINSURANCE

2.1      GENERAL CONDITIONS 5

2.2      RETAINED AMOUNTS 5

FACULTATIVE REINSURANCE 5

COMMENCEMENT OF LIABILITY 6

4.1      AUTOMATIC REINSURANCE 6

4.2      FACULTATIVE REINSURANCE 6

4.3      CONDITIONAL RECEIPT OR TEMPORARY INSURANCE 6

REINSURED RISK AMOUNT 6

5.1      LIFE 6

5.2      WAIVER OF PREMIUM (IF APPLICABLE) 6

5.3      ACCIDENTAL DEATH BENEFIT (IF APPLICABLE) 6

PREMIUM ACCOUNTING 7

6.1      PREMIUMS 7

6.2      PAYMENT OF PREMIUMS 7

6.3      DELAYED PAYMENT 7

6.4      FAILURE TO PAY PREMIUMS 7

6.5      PREMIUM RATE GUARANTEE 8

REDUCTIONS. TERMINATIONS AND CHANGES 8

7.1      REDUCTIONS AND TERMINATIONS 8

7.2      INCREASES 8

7.3      RISK CLASSIFICATION CHANGES 9

7.4      REINSTATEMENT 9

7.5      NONFORFEITURE BENEFITS 9

CONVERSIONS, EXCHANGES AND REPLACEMENTS 9

8.1      CONVERSIONS 9

8.2      EXCHANGES AND REPLACEMENTS 10

CLAIMS 10

9.1      NOTICE 10

9.2      PROOFS 10

9.3      AMOUNT AND PAYMENT OF REINSURANCE BENEFITS 10

9.4      CONTESTABLE CLAIMS 11

9.5      CLAIM EXPENSES 11

9.6      MISREPRESENTATION OR SUICIDE 11

9.7      MISSTATEMENT OF AGE OR SEX 12

9.8      EXTRA-CONTRACTUAL DAMAGES 12



CREDIT FOR RESERVES        .12

10.1 RESERVE METHODOLOGY AND REPORTING 12

RETENTION LIMIT CHANGES 13

RECAPTURE 13

GENERAL PROVISION 13

13.1     CURRENCY 13

13.2     PREMIUM TAX IINSERT ( APPLICABLE) AND EXCISE TAX 13

13.4     MINIMUM CESSION 13

13.5     INSPECTION OF RECORDS 13

13.6     FORMS. MANUALS & ISSUE RULES 13

DAC TAX 14

OFFSET 14

INSOLVENCY 15

16.1     INSOLVENCY OF A PARTY TO THIS AGREEMENT 15

16.2     INSOLVENCY OF THE CEDING COMPANY is

16.3     INSOLVENCY OF THE REINSURER 15

ERRORS AND OMISSIONS 15

DISPUTE RESOLUTION 16

ARBITRATION 16

CONFIDENTIALITY 17

DURATION OF AGREEMENT 17

EXECUTION 18

EXHIBITS

A - Retention Limits of the Ceding Company

B - Plans Covered and Binding Limits

C - Forms, Manuals, and Issue Rules

D - Allocation Rules for Placement of Facultative Cases

E - Reinsurance Premiums

F - Conversion Premiums

G - Self-Administered Reporting

H - Application for FacultativeReinsurance Form

I - Contestable Claims Procedures



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Preamble

1.1 PARTIES TO THE AGREEMENT

This is a YRT agreement for indemnity reinsurance (the 'Agreement') solely between

American National Insurance Company of Texas (the Ceding Company), and Gerling

Global Life Reinsurance Company of California (the Reinsurer), collectively referred to as the "parties".

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and
assigns.

Both parties are expected to act in good faith. The Ceding Company is expected to disclose material facts concerning changes in underwriting practices and personnel. The Ceding Company's underwriting, administration and claims practices are expected to be consistent with those in the life insurance industry. The Ceding Company must notify the Reinsurer if it undertakes any uncustomary practices and obtain the Reinsurer's written consent of such action before making the Reinsurer liable for policies covered.

1.2 COMPLIANCE

This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that the Ceding Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Ceding Company will indemnify the Reinsurer for any direct loss the Reinsurer suffers as a result of the non compliance, and will seek to remedy the non-compliance.

1.3 CONSTRUCTION

This Agreement will be construed in accordance with the laws of the state of Texas.

1.4 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

1.5 SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

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AUTOMATIC REINSURANCE

2.1 GENERAL CONDITIONS

On and after the effective date of this Agreement, the Ceding Company will automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B. The insured, at the time of the application, must be a permanent resident of the United States or Canada.

The Reinsurer will automatically accept its share of the above-referenced policies up to the limits shown in Exhibit B, provided that:

a. the Ceding Company keeps its full retention, as specified in Exhibit A, or otherwise holds its full retention on a life under previously issued inforce policies

b. the Ceding Company applies its normal underwriting guidelines

c. the total of the new ultimate amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit B

d. the amount of life insurance in force in all companies, including any coverage to be replaced plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limit stated in Exhibit B, and

e. the application is on a life that has not been submitted facultatively to the Reinsurer or any other reinsurer within the last 2 years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

2.2 RETAINED AMOUNTS

The Ceding Company may not reinsure the amount it has retained on the business covered under this Agreement, on any basis, without prior notification to the Reinsurer.

FACULTATIVE REINSURANCE

3.1 The Ceding Company may submit any application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a facultative basis.

The Ceding Company will apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Facultative Reinsurance, providing the information outlined in Exhibit H. Accompanying this Application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, and any other information bearing on the insurability of the risk. The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be immediately transmitted to the Reinsurer.

After consideration of the Application for Facultative Reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer's offer will expire at the end of 120 days, unless otherwise specified by the Reinsurer.

If the underwriting decision is acceptable, the Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. If any risk is to be submitted to more than one reinsurer

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for consideration, the Allocation Rules for Placement of Facultative Cases as
outlined in Exhibit D will apply.

The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer and accepted by the Ceding Company.

COMMENCEMENT OF LIABILITY

4.1 AUTOMATIC REINSURANCE

For automatic reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability.

4.2 FACULTATIVE REINSURANCE

For facultative reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability, provided that the Reinsurer has made a facultative offer and that offer was accepted, in accordance with the terms of this Agreement.

4.3 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE

Reinsurance coverage under a conditional receipt or temporary insurance provision is limited to the Reinsurer's share of amounts within the Conditional Receipt or Temporary Insurance

Limits specified in Exhibit B. The Reinsurer will accept liability provided that the Ceding

Company has followed its normal cash-with-application procedures for such coverage.

REINSURED RISK AMOUNT

5.1 LIFE

For policies with the level death benefit option, the net amount at risk of the policy is defined as the policy face amount less the account value. For policies with the varying death benefit option, the net amount at risk of the policy is defined as the policy face amount. The reinsured net amount at risk for automatic policies is determined by multiplying the total net amount at risk on the policy by the Reinsurer's share as defined in Exhibit B. For variable amount plans, the net amount at risk is calculated using the account value in effect at the end of monthly reinsurance billing period. The Ceding Company will maintain a quota share retention on each policy, up to the maximum limits of its retention per life for the insured's issue age and rating, as shown in Exhibit
A. Risk amounts above that limit will be reinsured under the terms of this Agreement on an excess basis.

The Ceding Company's retention on the policy will remain constant. Any change in the net amount at risk due to changes in the policy's cash value or account value will be allocated to the reinsured amount.

5.2 WAIVER OF PREMIUM

The reinsured proportion of Disability Waiver of Premium will not be greater than the proportion reinsured on the corresponding life insurance benefit.

5.3 ACCIDENTAL DEATH BENEFIT

The Accidental Death Benefit amount reinsured will not be greater than the corresponding life insurance benefit reinsured.

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PREMIUM ACCOUNTING

6.1 PREMIUMS

Reinsurance premium rates for life insurance and other benefits reinsured under this Agreement are shown in Exhibit E. The rates will be applied to the reinsured net amount at risk.

The Ceding Company will pay the Reinsurer the percentages of the premium rates shown in Exhibit E.

6.2 PAYMENT OF PREMIUMS

Reinsurance premiums are payable monthly and in arrears. The Ceding Company will calculate the amount of reinsurance premium due and, within 30 days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit G, showing reinsurance premiums due for that period. If an amount is due the Reinsurer, the Ceding Company will remit that amount together with the statement. If an amount is due the Ceding Company, the Reinsurer will remit such amount within 30 days of receipt of the statement.

6.3 DELAYED PAYMENT

The Remittance Date is defined as 30 days after the end of the reporting period.

6.4 FAILURE TO PAY PREMIUMS

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within 60 days of the Remittance Date, the Reinsurer will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company 90 days written notice of its intention. Such notice will be sent by certified mail.

If all reinsurance premiums in arrears, including any that become in arrears during the 90 day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within 30 days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer's right to collect premiums for the period during which reinsurance was in force prior to the expiration of the 90 days notice.

The Ceding Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article 12, or to transfer the reinsured policies to another reinsurer.

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6.5 PREMIUM RATE GUARANTEE

For reasons relating to deficiency reserve requirements by the various state insurance departments, the premium rates cannot be guaranteed for more than one year. After one year, the Reinsurer may increase the reinsurance premium rates if the Ceding Company increases its COl's due to mortality deterioration. The Reinsurer may not increase premiums in excess of the valuation net premium. The Ceding Company agrees to notify the Reinsurer of any intent to raise rates on new or existing business.

REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Ceding Company will notify the Reinsurer of any such change within 60 days of its effective date.

7.1 REDUCTIONS AND TERMINATIONS

In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its retention as defined under this Agreement.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other remsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.

The Reinsurer will refund any unearned reinsurance premiums net of allowances. However, the reinsured portion of any policy fee will be deemed earned for a policy year if the policy is reinsured during any portion of that policy year.

7.2 INCREASES

a. Noncontractual Increases

If the amount of insurance is increased as a result of a noncontractual change, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures and will be considered new reinsurance under this Agreement. The Reinsurer's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit B.

The Ceding Company and the Reinsurer will share the increased amount proportionately. Once the Ceding Company's maximum retention has been reached, the remaining amount will be reinsured on an excess basis. Premiums for the additional reinsurance will be at the new-issue rate from the point of increase.

b. Contractual Increases

For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits shown in Exhibit B.

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For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in the Reinsurer's facultative offer. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the policy.

7.3 RISK CLASSIFICATION CHANGES

If the policyholder requests a Table Rating reduction or removal of a Flat Extra, such change will be underwritten according to the Ceding Company's normal underwriting practices. Risk classification changes on facultative policies will be subject to the Reinsurer's approval.

7.4 REINSTATEMENT

If a policy reinsured on an automatic basis is reinstated in accordance with its terms and in accordance with Ceding Company rules and procedures, the Reinsurer will, upon notification of reinstatement, reinstate the reinsurance coverage. If a policy reinsured on a facultative basis is reinstated, the Reinsurer will reinstate the reinsurance coverage upon notification of reinstatement in accordance with Ceding Company rules and procedures.

Upon reinstatement of the reinsurance coverage, the Ceding Company will pay the contractual reinsurance premiums plus accrued interest for the period and at the interest rate which it receives on premiums in arrears.

7.5 NONFORFEITURE BENEFITS

a. Extended Term

If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term period.

b. Reduced Paid-up

If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced.

The amount reinsured and the amount retained will be reduced proportionately. The reinsurance premiums will be calculated in the same manner as reinsurance premiums were calculated on the original policy.

CONVERSIONS, EXCHANGES AND REPLACEMENTS

If a policy reinsured under this Agreement is converted, exchanged or replaced , the Ceding

Company will promptly notify the Reinsurer. Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that exchange or convert to a plan covered under this

Agreement will not be reinsured hereunder.

8.1 CONVERSIONS

The Reinsurer will continue to reinsure policies resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance premium rates for the resulting converted policy will be those contained in the Agreement that covers the plan to which the original policy is converting. However, if the new plan is not reinsured by the Reinsurer, reinsurance premiums for a policy resulting from a contractual conversion will use the rates shown in Exhibit F. Reinsurance premiums and any allowances for conversions will be on a point-in-scale basis from the original issue age of the policy.

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If the conversion results in an increase in the risk amount, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures. The Reinsurer will accept its share of such increases, subject to the new business provisions of this Agreement. Reinsurance premiums and any allowances for increased risk amounts will be first-year premiums at the agreed-upon premium rate.

8.2 EXCHANGES AND REPLACEMENTS

A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements. If the Ceding Company's guidelines treat the policy as new business, then the reinsurance will also be considered new business. For purposes of this Article, new business is defined as those policies on which:

a. the Ceding Company has obtained complete and current underwriting evidence on the full amount; and

b. the full normal commissions are paid for the new plan; and

c. the Suicide and Contestable provisions apply as if the policy were newly issued.

The Reinsurer's approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis.

If the Ceding Company's guidelines do not treat the policy as new business, the exchange or replacement will continue to be ceded to the Reinsurer. The rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy.

CLAIMS

Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Exhibit B, which are provided by the underlying policy and are reinsured under this Agreement.

9.1 NOTICE

The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives a claim on a policy reinsured under this Agreement.

9.2 PROOFS

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, including a copy of the proof of payment by the Ceding Company, and a copy of the claimant statement and a copy of the insured's death certificate. In addition, for contestable claims, the Ceding Company will send to the Reinsurer a copy of all papers in connection with the claim, except as provided in Exhibit I.

9.3 AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives proper claim notice and proof of the claim, the Reinsurer will promptly pay the reinsurance benefits due the Ceding Company. The Ceding Company's contractual liability for policies reinsured under this Agreement is binding on the Reinsurer. However, for claims incurred during the contestable period, if the total amount of reinsurance ceded to all Reinsurers on the policy is greater than the amount retained by the Ceding Company, or if the Ceding Company retained less than its usual retention on the policy, the Ceding Company will consult with the Reinsurer before conceding liability or making

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settlement to the claimant. The Ceding Company will wait at least 10 days for the Reinsurer's recommendation.

In the instance of a claim incurred during the contestable period and to the extent that it is consistent with the procedures in Exhibit I, the Ceding Company shall promptly forward to the Reinsurer the notice of claim and all relevant materials, including the underwriting file, and shall thereafter continue to promptly forward all materials pertaining to the claim as they are received. The Reinsurer shall review the claim papers, underwriting papers including the underwriter's proposed decision on the claim and make a recommendation within 5 working days from receipt of the request. The consultation shall not impair the Ceding Company's freedom to act upon its proposed decision on the claim, and the Ceding Company shall be solely responsible for the final claims decision.

The total reinsurance recoverable from all companies will not exceed the Ceding Company's total contractual liability on the policy, less the amount retained. The maximum reinsurance death benefit payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its proportionate share of the state mandated interest that the Ceding Company pays on the death proceeds until the date of settlement.

Life benefit payments will be made in a single sum, regardless of the Ceding Company's settlement options.

9.4 CONTESTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy in accordance with the procedures shown in Exhibit I. Once notified, the Reinsurer will have 10 days to notify the Ceding Company in writing of its decision to accept participation in the contest, compromise, or litigation. If the Reinsurer has accepted participation, the Ceding Company will promptly advise the Reinsurer of all significant developments in the claim investigation, including notification of any legal proceedings against it in response to denial of the claim.

If the Reinsurer does not accept participation, the Reinsurer will then fulfill its obligation by paying the Ceding Company its full share of the reinsurance amount, and will be fully discharged from any additional liability and will not share in any subsequent reduction or increase in liability.

If the Reinsurer accepts participation and the Ceding Company's contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer share in any such reduction or increase in proportion to its share of the risk on the contested policy.

9.5 CLAIM EXPENSES

The Reinsurer will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has discharged its liability pursuant to Section 9.4 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.6 MISREPRESENTATION OR SUICIDE

If the Ceding company returns premium to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, the Reinsurer will refund net reinsurance

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premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.7 MISSTATEMENT OF AGE OR SEX

In the event of a change in the amount of the Ceding Company's liability on a reinsured policy due to a misstatement of age or sex, the Reinsurer's liability will change proportionately. The face amount of the reinsured policy will be adjusted from the inception of the policy, and any difference will be settled without interest.

9.8 EXTRA-CONTRACTUAL DAMAGES

The Reinsurer will not participate in punitive or compensatory damages that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer will also not be liable for any settlements voluntarily made by the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with claims covered under this Agreement if the Reinsurer elected in writing to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in punitive and compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party and, in writing, recommended, consented to, or ratified the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Ceding Company will share such damages so assessed, in equitable proportions.

For purposes of this Article, the following definitions will apply.

"Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

"Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

"Statutory Penalties" are those amounts awarded as a penalty, but are fixed in amount by statute.

Waiver of Premium

The reinsurance benefit for an approved waiver of premium claim will be the Reinsurer's proportionate share of the annual gross premium waived on the policy. The Ceding Company will continue to pay the life reinsurance premium; however, it will not pay the reinsurance premium for the waiver benefit for the duration of the waiver claim period. The Reinsurer will pay waiver benefits annually regardless of the mode of premium payment specified in the policy.

CREDIT FOR RESERVES

10.1 RESERVE METHODOLOGY AND REPORTING

The parties intend that the Ceding Company will receive full statutory reserve credit in its state of domicile for the insurance risks ceded to the Reinsurer. The parties agree to make all reasonable efforts to ensure that this is accomplished.

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The Ceding Company will provide a reserve summary for business reinsured under this agreement to the Reinsurer on an annual basis, along with a detailed description of its reserving assumptions and any changes in these assumptions applicable to each calendar year.

RETENTION LIMIT CHANGES

11.1 If the Ceding Company changes its maximum retention limits as shown in Exhibit A, it will provide the Reinsurer with written notice of the intended changes thirty (30) days in advance of their effective date.

A change to the Ceding Company's maximum retention limits will not affect the reinsured policies in force except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company's retention schedule will not effect an increase in the total risk amount that it may automatically cede to the Reinsurer.

RECAPTURE

12.1 Recapture is not available until the end of the 10th policy year, and then must be in conjunction with an increase in the Ceding Company's maximum dollar schedule of retention. The amount eligible for recapture will be the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new maximum dollar retention schedule been in effect at the time of issue.

GENERAL PROVISION

13.1 CURRENCY

All payments and reporting by both parties under this Agreement will be made in United States dollars.

13.2 PREMIUM TAX

The Reinsurer will not reimburse the Ceding Company for premium taxes.

13.4 MINIMUM CESSION

The Ceding Company will not cede a policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Initial Minimum Cession amount shown in Exhibit B.

Reinsurance will be cancelled on any policy when its reinsured net amount at risk falls below the Trivial Amount limit shown in Exhibit B.

13.5 INSPECTION OF RECORDS

The Reinsurer and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

13.6 FORMS, MANUALS & ISSUE RULES

The Ceding Company affirms that its retention schedule, underwriting guidelines, issue rules, premium rates and policy forms applicable to the Reinsured Policies and in use as of the effective date, have been supplied to the Reinsurer.

13

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its underwriting guidelines. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

It is the Ceding Company's responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

DAC TAX

14.1 The parties to this Agreement agree to the following provisions pursuant to
Section 1.8 of the Income Tax Regulations effective December 29, 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended:

a. The term `party' refers to either the Ceding Company or the Reinsurer, as appropriate.

b. The terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992.

c. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

d. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

e. The Ceding Company will submit a schedule to the Reinsurer by May 1 of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing, by facsimile, or electronic mail within 15 days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company within the required timeframe, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

f. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

g. Both the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

OFFSET

15.1 Any debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

14

INSOLVENCY

16.1 INSOLVENCY OF A PARTY TO THIS AGREEMENT

A party to this Agreement will be deemed insolvent when it:

a. applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

b. is adjudicated as bankrupt or insolvent; or

c. files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d. becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

16.2 INSOLVENCY OF THE CEDING COMPANY

In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

16.3 INSOLVENCY OF THE REINSURER

In the event of the Reinsurer's insolvency or the Reinsurer's RBC ratio falls below 250% of the authorized control level, the Ceding Company may cancel the Agreement for future new business and will notify the Reinsurer in writing of its intent. The parties agree to waive the notification period for this cancellation, and the effective date will be no earlier than the effective date of the Reinsurer's insolvency.

Upon giving written notice to the Reinsurer, the Ceding Company may also recapture all of the inforce business reinsured by the Reinsurer under this Agreement subject to a mutually agreed recapture fee.

ERRORS AND OMISSIONS

17.1 If through unintentional error, oversight, omission, or misunderstanding (collectively referred to as "errors"), the Reinsurer or the Ceding Company fails to comply with the terms of this Agreement

15

and if, upon discovery of the error by either party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the error had not occurred, including interest. If it is not possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

However, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will the Reinsurer be responsible for negligent or deliberate acts or for repetitive errors in administration by the Ceding Company. If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.

DISPUTE RESOLUTION

18.1 In the event of a dispute arising out of or relating to this Agreement, the parties agree to the following process of dispute resolution. Within 15 days after the Reinsurer or the Ceding Company has first given the other party written notification of a specific dispute, each party will appoint a designated company officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within 30 days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for an 30 days.

ARBITRATION

19.1 It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the highest good faith. However, if the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, and the dispute cannot be resolved through the dispute resolution process described in Article 18, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

There will be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the appointment of the third arbitrator will be left to the American Arbitration Association.

16

Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes. The arbitration proceedings will be held in Galveston, Texas. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment.

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This Article will survive termination of this Agreement.

CONFIDENTIALITY

20.1 Reinsurer hereby acknowledges that from time to time in the performance of its duties and obligations under the Agreement, Reinsurer may receive certain information about policyholders or certificateholders of Ceding Company that may be characterized as "Nonpublic Personal Information" under Title V of the federal Gramm-Leach-Bliley Act and/or state insurance laws and/or regulations enacted and/or promulgated in accordance therewith (collectively the "Privacy Act"). "Nonpublic Personal Information' includes any personally identifiable financial and/or health information about Ceding Company's customers, and any list, description or other grouping of customers that is derived using any personally identifiable information that is not publicly available.

Reinsurer and Ceding Company hereby acknowledge and agree that they are "nonaffiliated third parties" with respect to one another for purposes of the Privacy Act. Reinsurer and Ceding Company further acknowledge and agree that Ceding Company's disclosure of nonpublic personal information to Reinsurer under this Agreement is made under one or more exceptions to the Privacy Act's opt-out or opt-in requirements. Reinsurer agrees not to disclose the nonpublic personal information received from Ceding Company to any other person or to use the nonpublic personal information received pursuant to this A except: (1) as necessary in the ordinary course of business in order to carry out Reinsurer's obligations under this Agreement; or (2) as allowed under a recognized exception or permitted redisclosure under the Privacy Act. This provision shall survive the termination of this Agreement.

20.2 The Ceding Company and the Reinsurer agree that Proprietary Information will be treated as confidential. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

Proprietary Information will not include information that:

a. is or becomes available to the general public through no fault of the party receiving the Proprietary Information (the "Recipient");

b. is independently developed by the Recipient;

c. is acquired by the Recipient from a third party not covered by a confidentiality agreement; or

d. is disclosed under a court order, law or regulation.

17

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

The Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company.

DURATION OF AGREEMENT

21 .1 This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving 30 days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all reinsured policies will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

EXECUTION

22.1 This Agreement is effective as of June 1, 2003, and applies to all eligible policies with issue dates on or after such date, not withstanding that such policies may have been backdated for up to six (6) months to save age. This Agreement has been made in duplicate and is hereby executed by both parties.

American National Insurance Company Gerling Global Life ] Company

By____   By       ____

sign    (signature)

F

(print or type name)       (print or type name)

Title:   Title:
Date:    Date:

Location: Galveston, TX    Location:

Attest:______________________ Attest: __________________

(signature) (signature)

/4)/

Title:   -`       Title:   if

18

EXHIBIT A

Retention Limits of the Ceding Company

A.!

(a) Life Insurance -- Maximum Limits of Retention

Issue Age

L        0-85

Standard

--Table [

700,000

(b) First Dollar Quota Share -- Ceding Company's Quota Share Percentage

The Ceding Company will retain 14.5% of each policy up to the above maximum dollar retention limits.

A.2 WAIVER OF PREMIUM DISABILITY BENEFITS

Same as Life Insurance

A.3 ACCIDENTAL DEATH BENEFITS $250,000

19

EXHIBIT B

Plans Covered and Binding Limits

The business automatically reinsured under this Agreement is defined as follows.

B.! PLANS, RIDERS AND BENEFITS

Policies issued on plans with effective dates within the applicable period shown below may qualify for automatic reinsurance under the terms of this Agreement.

Commencement

Plan Identification        Policy Form      Date

Passport UL       UL96     June 1, 2003

Passport Select I, Indiv.  FPUL     June 1, 2003

Advocate UL, Indiv.        MLUL     June 1, 2003

Passport Select II, Indiv. FPUL2    June 1, 2003

Passport Select II 60/40, Indiv.    FPUL2U  June 1, 2003

Passport Select II CCV, Indiv       FPUL2   June 1, 2003

            Passport Select II CCV 60/40, Indiv FPUL2U June 1, 2003

Passport UL Unisex         PULU     June 1, 2003

Passport Select I, 60/40 Indiv      FPULU   June 1, 2003

Advocate UL Unisex -- Indiv MLULU    June 1, 2003

UL5O1    UL5O     June 1, 2003

Passport Select I, Group   GFPULC   June 1, 2003

                     Advocate UL, Group GMLULC June 1, 2003

Passport Select II, Group  GFPUL2C  June 1, 2003

Passport Select 1160/40, Group      GFPUL2CUJune 1, 2003

UL5      UL5O1U   June 1,2003

Passport Select I 60/40, Group      GFPULUC June 1, 2003

Advocate UL, Unisex Group  GMLULUC  June 1, 2003

Passport Accumulator UL    DIUL     June 1, 2003

Passport Select I Florida  FPUL(14) June 1, 2003

Advocate UL, Florida       MLUL(14) June 1, 2003

Pension Universal PULU     June 1, 2003

Passport Select I, Florida FPUL(14) June 1, 2003

Variable Universal Life    FL89     June 1, 2003

Variable Universal Life II VULIP    June 1, 2003

WealthQuest VUL Individual WQVUL    June 1, 2003

WealthQuest VUL mdiv -- Unisex       WQVULU  June 1, 2003

WealthQuest VUL Group      GWQVULP  June 1, 2003

WealthQuest VUL Group - Unisex      GWQVULPUJune 1, 2003

             WealthQuest VUL Group Certificate GWQVULC June 1, 2003

           WealthQuest VUL Group Cert -- Unisex GWQVULCUJune 1, 2003

Automatic Increase Benefit Rider    WQAIB   June 1, 2003

Automatic Increase Benefit Rider    GWQAIB  June 1, 2003

Level Term Rider  SDL93    June 1, 2003

Level Term Rider (Passport Series)  ULLT    June 1, 2003

Level Term Rider  ULLT93   June 1, 2003

Level Coverage Rider       ULAC     June 1, 2003

Level Term Rider-- Unisex (Passport LTR     June 1, 2003

Series)

Level Coverage Rider-- Unisex       ULAC    June 1, 2003

20

Commencement

Plan Identification        Policy Form      Date

Waiver of Premium Disability Benefits       ULDW91   June 1, 2003

Waiver of Premium Disability Benefits       WQVULDW  June 1, 2003

Waiver of Premium Disability Benefits       SVULDW   June 1, 2003

Accidental Death Benefit   ULADB83  June 1, 2003

B.2 BASIS

The Reinsurer's share will be 26.3 15790% of the total ceded amount on each policy on a first dollar quota share basis. This amount will not exceed the Reinsurer's share of the maximum Automatic

Binding Limits specified in Exhibit B.3.

B.3 AUTOMATIC BINDING LIMITS

(a) Life

Total Pool Automatic Coverage Limits:

Issue Ages        Standard (100%)-- Table 16 (500%)

0-85

$10,000,000

The Reinsurer's Share of the Total Pool Automatic Coverage:

I

Standard (100%) -- Table 16 (500%)

-I

0-85

$2,631,579

The (pool) maximum autobind amounts above exclude the Ceding Company's retention

(b) Waiver of Premium Disability Benefits: Same as for life insurance

(c) Accidental Death Benefits: $250,000

B.4 JUMBO LIMITS

The Ceding Company will not cede any risk automatically if, according to information available to the Ceding Company, the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

(a) Life: $25,000,000

(b) Waiver of Premium Disability Benefits: Same as for life insurance

(c) Accidental Death Benefits: $250,000

21

B CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

The amount of such coverage provided by the Reinsurer will be limited to its share of the following amounts provided by the Ceding Company's Conditional Receipt or Temporary Insurance Agreement.

Age      Maximum Amount

0-85     The lessor of(l) Automatic Binding Limit in Exhibit B.3. and (2) the
 amount less

the Maximum Retention in Exhibit A

B.6 CESSION LIMITS

(a) Minimum Initial Cession: Total amount ceded to all reinsurers must equal or exceed $85500

(b) Trivial Amount: Total amount ceded to all reinsurers must equal or exceed $25,000

22

Materials have been supplied to Reinsurer.

23

EXHIBIT C

Forms, Manuals and Issue Rules

Does not apply.

24

EXHIBIT D

Allocation Rules for Placement of Facultative Cases

EXHIBIT E

Reinsurance Premiums

E.1 LIFE

Plans covered under this Agreement will be reinsured on a YRT basis. Reinsurance premiums will be based on the 75-80 Select & Ultimate (Male & Female) ALB rate scale shown in this Exhibit E, minus the following discounts.

Plan(s)/Rider(s)  Classification    Discount %

Life Coverage     Preferred Tobacco -- Non User       72% All Years

Standard Tobacco -- Non User         52% All Years

Standard Tobacco -- User    2% All Years

E.2 AGE BASIS

Age      Last Birthday

E.3 POLICY FEES

The Reinsurer will not participate in any policy fees.

E.4 RECAPTURE PERIOD

Number of years: 10

                              E.5 STANDARD RATINGS

Premiums will be based on the standard rate increased by an extra 25% per table of assessed rating.

Discounts are the same as those for standard life coverage.

Substandard table ratings will expire at the later of the end of the policy year or the Insured's age 65.

E.6 EXTRAS

The total premium remitted to the Reinsurer will include the flat extra premium minus the discounts shown below.

Type of Flat Extra Premium First Year       Renewal

Temporary (1-5 years)      10%      10%

Permanent (6 years & greater)       75%     10%

E.7 RIDERS AND BENEFITS

Waiver of Premium

Reinsurance premiums will be 0% of the Ceding Company's premiums, as shown in this Exhibit, in the first policy year and

90% in renewal years.

Accidental Death Benefit

Reinsurance premiums will be $0.25 per thousand in the first policy year and $0.90 per thousand in renewal years.

PREMIUM RATES FOR PLANS, BENEFITS AND RIDERS

25

7580 ML

1        2        3        4        5       6        7        8        9        10      11       12       13

0        0.00112  0.0007   0.00047  0.00042 0.00037  0.00032  0.00031  0.00028  0.00027 0.00027  0.00028  0.00033
0.00038  0.00046  0.00066  0.00085  15

1        0.00046  0.00043  0.00038  0.00033 0.00027  0.00023  0.00023  0.00023  0.00025 0.00028  0.00033  0.00038
0.00046  0.00066  0.0008   0,00108  16

2        0.00034  0.00035  0.00031  0,00026 0.00023  0.00023  0.00023  0.00025  0.00028 0.00033  0.00038  0.00046
0.00062  0.0008   0.00104  0.00118  17

3        0.00033  0.00028  0.00025  0.00023 0.00023  0.00021  0.00025  0.00028  0.00033 0.00038  0.00046  0.00061
0.00074  0.00104  0.00117  0.00127  18

4        0.00028  0.00024  0.00023  0.00023 0.00021  0.00025  0.00028  0.00033  0,00038 0.00044  0,00061  0.00074
0.00095  0.00111  0.00126  0.00134  19

5        0.00023  0.00023  0.00023  0.00021 0.00025  0.00028  0.00033  0.00038  0.00043 0.00061  0.00074  0.00095
0.00108  0.00117  0.00132  0.00139  20

6        0.00022  0.00022  0.00021  0.00025 0.00028  0.00033  0.00038  0.00043  0.00058 0.00074  0.00095  0.00108
0.00115  0.00121  0.00136  0.00141  21

7        0.00019  0.00021  0.00025  0.00028 0.00033  0.00038  0.00043  0.00057  0.00072 0.O0091  0.00108  0.00115
0.0012   0.00123  0.00138  0.00141  22

8        0.00019  0.00021  0.00026  0.00032 0.00037  0.00043  0.00057  0.00072  0.00091 0.00106  0.00115  0.0012
0.00123  0.00128  0.00137  0.00139  23

9        0.0002   0.00023  0.0003   0.00036 0.00043  0.00057  0.00072  0.00091  0.00106 0.00114  0.0012   0.00123
0.00128  0.00132  0.00134  0.00136  24

10       0.00021  0.00027  0.00034  0.00042 0.00057  0.00072  0.00091  0.00106  0.00114 0.00119  0.00123  0.00128
0.00132  0.00133  0.0013   0.00132  25

11       0.00026  0.00032  0.0004   0.00057 0.00072  0.00091  0.00106  0.00114  0.00119 0.00123  0.00128  0.00132
0.00133  0.00128  0.00125  0.00127  26

12       0.00031  0.0004   0.00057  0.00072 0.0009   0.00106  0.00114  0.00119  0.00122 0.00128  0.00132  0.00133
0.00128  0.00123  0.00119  0.00122  27

13       0.00038  0.00057  0.00072  0.0009  0.00102  0.00112  0.00118  0.00121  0.00122 0.00126  0.00128  0.00128
0.00123  0.00118  0.00115  0.00119  28

14       0.00055  0.00072  0.0009   0.00102 0.00108  0.00116  0.0012   0.00121  0.0012  0.00122  0.00122  0.00122
0.00117  0.00114  0.00113  0.00116  29

15       0.00072  0.0009   0.00102  0.00108 0.00113  0.00117  0.0012   0.00119  0.00117 0.00117  0.00116  0.00116
0.00112  0.00111  0.00111  0.00113  30

16       0.0009   0.00102  0.00108  0.00113 0.00117  0.00117  0.00118  0.00115  0.00113 0.00111  0.0011   0.00109
0.00108  0.00109  0.00109  0.00112  31

17       0.00102  0.00108  0.00113  0.00117 0.00116  0.00114  0.00114  0.00111  0.00108 0.00105  0.00103  0.00105
0.00104  0.00106  0.00109  0.00112  32

18       0.00101  0.00106  0.00109  0.00111 0.0011   0.00107  0.00107  0.00104  0.00101 0.00099  0.00099  0.00101
0.001    0.00104  0.00109  0.00113  33

19       0.00097  0.00101  0.00102  0.00104 0.00102  0.001    0.00099  0.00096  0.00095 0.00095  0.00096  0.00097
0.00098  0.00103  0.00109  0.00116  34

20       0.00091  0.00094  0.00094  0.00095 0.00094  0.00093  0.00091  0.00089  0.0009  0.00091  0.00093  0.00095
0.00098  0.00103  0.00112  0.0012   35

21       0.00083  0.00085  0.00085  0.00086 0.00086  0.00085  0.00083  0.00086  0.00086 0.00087  0.00091  0.00094
0.00097  0.00105  0.00116  0.00125  36

22       0.00073  0.00075  0.00075  0.00076 0.00077  0.00077  0.00077  0.00078  0.00081 0.00085  0.0009   0.00094
0.00099  0.00108  0.0012   0.00132  37

23       0.00073  0.00074  0.00074  0.00075 0.00076  0.00077  0.00077  0.00078  0.00082 0.00087  0.00092  0.00098
0.00104  0.00114  0.00127  0.00141  38

24       0.00073  0.00073  0.00073  0.00074 0.00076  0.00077  0.00078  0.0008   0.00084 0.0009   0.00096  0.00103
0.0011   0.00122  0.00136  0.00151  39

25       0.00071  0.00071  0.00072  0.00074 0.00075  0.00077  0.0008   0.00082  0.00087 0.00095  0.00101  0.00109
0.00118  0.00133  0.00147  0.00163  40

26       0.0007   0.00069  0.00071  0.00073 0.00075  0.00078  0.00082  0.00085  0.00092 0.001    0.00107  0.00116
0.00129  0.00144  0.00159  0.00179  41

27       0.00068  0.00068  0.00071  0.00073 0.00076  0.0008   0.00085  0.0009   0.00097 0.00107  0.00115  0.00126
0.0014   0.00158  0.00175  0.00197  42

28       0.00066  0.00068  0.00072  0.00076 0.0008   0.00084  0.0009   0.00097  0.00106 0.00115  0.00126  0.00138
0.00153  0.00174  0.00194  0.00219  43

29       0.00065  0.00068  0.00075  0.0008  0.00084  0.0009   0.00097  0.00106  0.00115 0.00126  0.00138  0.00152
0.0017   0.00194  0.00217  0.00245  44

30       0.00063  0.00068  0.00078  0.00084 0.0009   0.00097  0.00106  0.00115  0.00125 0.00138  0.00152  0.0017
0.00194  0.00217  0.00242  0.00274  45

31       0.00063  0.0007   0.00082  0.0009  0.00097  0.00106  0.00115  0.00125  0.00138 0.00152  0.0017   0.00194
0.00217  0.00242  0.00271  0.00307  46

32       0.00063  0.00072  0.00087  0.00097 0.00106  0.00115  0.00125  000      0.00151 0.0017   0.00194  0.00217
0.00242  0.00271  0.00303  0.00343  47

33       0.00063  0.00074  0.00091  0.00103 0.00114  0.00125  0.00136  0.0016   0.00167 0.00187  0.00214  0.00241
0.00269  0.00303  0.00339  0.00382  48

34       0.00064  0.00076  0.00096  0.00111 0.00124  0.00136  0.00149  0.00166  0.00186 0.0021   0.00237  0.00267
0.003    0.00338  0.00377  0.00424  49

35       0,00065  0.00079  0.00103  0.0012  0.00135  0.00149  0.00166  0.00186  0.0021  0.00233  0.00263  0.00296
0.00334  0.00375  0.00419  0.00469  50

36       0.00067  0.00083  0.00112  0.00131 0.00149  0.00166  0,00186  0.0021   0.00233 0,00263  0.00292  0.00328
0.0037   0.00416  0.00463  0.00518  51

37       0.0007   0.00088  0.00121  0.00144 0.00166  0.00186  0.0021   0.00233  0.00263 0.00292  0.00323  0.00362
0.00409  0.00459  0.00512  0.00572  52

38       0.00074  0.00094  0.001 29 0.001 550.00178  0.00201  0.00227  0.00252  0.00284 0.00316  0.00352  0.00396
0.00449  0.00506  0.00564  0.00631  53

39       0.00078  0.001    0.0014   0.00168 0.00193  0.00218  0.00245  0.00272  0.00306 0.00341  0.00382  0.00431
0.00492  0.00557  0.00622  0.00694  54

40       0.00083  0.00109  0.00153  0.00183 0.00211  0.00236  0.00265  0.00293  0.00327 0.00367  0.00412  0.00469
0.00539  0.00613  0.00682  0.00764  55

41       0.00089  0.0012   0.00168  0.00201 0.00229  0.00256  0.00286  0.00314  0.00349 0.00392  0.00445  0.00509
0.0059   0.00672  0.0075   0.00842  56

42       0.00097  0.00132  0.00186  0.00221 0.0025   0.00277  0.00306  0.00335  0.0037  0.00418  0.00479  0.00553
0.00644  0.00738  0.00825  0.00928  57

43       0.001 05 0.001 46 0.00202  0.00241 0.00274  0.00304  0.00335  0.00366  000403  0.00455  0.00521  0.00599
0.00696  0.00797  0.00893  0.01 024 58

44       0.00114  0.00162  0.0022   0.00263 0.00298  0.00332  0.00366  0.00398  0.00439 0.00494  0.00566  0.0065
0.00754  0.0086   0.00967  0.01132  59

45       0.00123  0.00181  0.00239  0.00285 0.00324  0.00361  0.00398  900434   0.00477 0.00     0.00615  0.00706
0.00816  0.0093   0.01049  0.01253  60

46       0.00133  0.002    0.00258  0.00308 0.00351  0.00392  0.00434  0.00473  0.00517 0.0058   0.00668  0.00766
0.00883  0.01006  0.01139  0.01387  61

47       0.00144  0.00221  0.00277  0.00331 0.00379  0.00426  0.00473  0.00512  0.00561 9.00629  0.00726  0.00832
0.00958  0.01089  0.01236  0.01532  62

48       0.00155  0.00232  0.0029   0.00348 0.00402  0.00453  0.00506  0.00554  0.00613 0.00689  0.00804  0.00923
0.01057  0.01194  0.01341  0.01689  63

7580 FL

1        2        3        4        5       6        7        8        9        10      11       12       13
14       15UIt.

0        0.00084  0.00033  0.0003   0.00027 0.00024  0.00022  0.0002   0.00018  0.00019 0.00019  0.00021  0.00023
0.00026  0.00029  0,00034  0.00038  15

1        0.00032  0.00029  0.00026  0.00023 0.00022  0.0002   0.00018  0.00019  0.00019 0.00021  0.00023  0.00026
0.00029  0,00034  0.00038  0.00042  16

2        0.00027  0.00026  0.00023  0.00022 0.0002   0.00018  0.00019  0.00019  0.00021 0.00023  0.00026  0.00029
0.00034  0.00038  0.00042  0.00046  17

3        0.00023  0.00023  0.00022  0.0002  0.00018  0.00019  0.00019  0.00021  0.00023 0.00026  0.00029  0.00034
0.00036  0.00041  0.00045  0.00048  18

4        0.00021  0.00021  0.0002   0.00018 0.00019  0.00019  0.00021  0.00023  0.00026 0.00029  0.00034  0.00038
0.00041  0.00045  0.00048  0.0005   19

5        0.0002   0.0002   0.00018  0.00019 0.00019  0.00021  0.00023  0.00026  0.00029 0.00034  0.00038  0.00041
0.00045  0.00048  0.00049  0.00052  20

6        0.00018  0.00018  0.00019  0.00019 0.00021  0.00023  0.00026  0.00029  0.00034 0.00038  0.00041  0.00045
0.00048  0.00049  0.00051  0.00053  21

7        0.00017  0.00019  0.00019  0.00021 0.00023  0.00026  0.00029  0.00034  0.00038 0.00041  0.00045  0.00048
0.00049  0.00051  0.00052  0.00053  22

8        0.00017  0.00019  0.00021  0.00023 0.00026  0.00029  0.00034  0.00038  0.00041 0.00045  0.00047  0.00049
0.00051  0.00052  0.00053  0.00053  23

9        0.00017  0.00021  0.00023  0.00025 0.00028  0.00033  0.00038  0.00041  0.00045 0.00047  0.00049  0.00051
0.00052  0.00053  0.00053  0.00053  24

10       0.00018  0.00023  0.00025  0.00028 0.00033  0.00037  0.00041  0.00045  0.00047 0.00049  0.00051  0.00052
0.00053  0.00053  0.00053  0.00053  25

11       0.00018  0.00025  0.00028  0.00033 0.00037  0.00041  0.00045  0.00047  0.00049 0.00051  0.00052  0.00053
0.00053  0.00053  0.00053  0.00053  26

12       0.0002   0.00028  0.00033  0.00036 0.0004   0.00044  0.00047  0.00049  0.00051 0.00052  0.00053  0.00053
0.00053  0.00053  0.00054  0.00053  27

13       0.00022  0.00032  0.00035  0.00038 0.00042  0.00044  0.00047  0.00049  0.00052 0.00052  0.00053  0.00053
0.00053  0.00053  0.00054  0.00054  28

14       0.00026  0.00034  0.00038  0.0004  0.00042  0.00045  0.00047  0.00049  0.00052 0.00052  0.00053  0.00053
0.00053  0.00054  0.00054  0.00055  29

15       0.0003   0.00036  0.00039  0.0004  0.00042  0.00045  0.00047  0.00047  0.00052 0.00053  0.00053  0.00053
0.00054  0.00054  0.00056  0.00057  30

16       0.00033  0.00037  0.00039  0.0004  0.00042  0.00044  0.00045  0.00046  0.00052 0.00053  0.00053  0.00054
0.00054  0.00056  0.00057  0.0006   31

17       0.00036  0.00037  0.00039  0.0004  0.00041  0.00042  0.00043  0.00044  0.00052 0.00053  0.00054  0.00054
0.00056  0.00057  0.00061  0.00063  32

18       0.00036  0.00037  0.0004   0.0004  0.00041  0.00042  0.00043  0.00044  0.00051 0.00052  0.00054  0.00055
0.00057  0.0006   0.00064  0.00068  33

19       0.00036  0.00037  0.0004   0.0004  0.00041  0.00042  0.00043  0.00045  0.00049 0.00051  0.00055  0.00057
0.0O06   0.00064  0.00069  0.00074  34

20       0.00035  0.00037  0.00039  0.0004  0.00041  0.00042  0.00044  0.00045  0.00048 0.00051  0.00057  0.0006
0.00064  0.00069  0.00075  0.00081  35

21       0.00034  0.00035  0.00038  0.00039 0.00041  0.00042  0.00044  0.00046  0.00048 0.00052  0.0006.  0.00064
0.00069  0.00075  0.00082  0.00089  36

22       0.00032  0.00034  0.00037  0.00039 0.00041  0.00042  0.00045  0.00047  0.00048 0.00053  0.00064  0.00069
0.00075  0.00082  0.0009   0.00098  37

23       0.00032  0.00034  0.00038  0.0004  0.00042  0.00044  0.00047  0.00048  0.00053 0.00058  0.00069  0.00075
0.00082  0.0009   0.001    0.001 09 38

24       0.00032  0.00035  0.00038  0.00041 0.00044  0.00046  0.00048  0.00053  0.00058 0.00063  0.00075  0.00082
0.0009   0.001    0.00111  0.00122  39

25       0.00031  0.00035  0.00039  0.00043 0.00046  0.00048  0.00053  0.00058  0.00063 0.00068  0.00082  0.0009
0.001    0.00111  0.00123  0.00137  40

26       0.00031  0.00035  0.00041  0.00044 0.00048  0.00053  0.00058  0.00063  0.00068 0.00074  0.0009   0.001
0.00111  0.00123  0.00138  0.00154  41

27       0.00031  0.00036  0.00042  0.00047 0.00053  0.00058  0.00063  0.00068  0.00071 0.00082  0.001    0.00111
0.00123  0.00138  0.00154  0.00171  42

28       0.00032  0.00037  0.00043  0.0005  0.00056  0.00063  0.00068  0.00071  0.000   0.00091  0.00111  0.00123
0.00138  0.00154  0.00171  0.00188  43

29       0.00033  0.00038  0.00046  0.00052 0.0006   0.00068  0.00071  0.0008   0.00091 0.00103  0.00123  0.00138
0.00154  0.00171  0.00188  0.00205  44

30       0.00035  0.0004   0.00048  0.00057 0.00066  0.00071  0.0O08   0.00091  0.00103 0.00115  0.00138  0.00154
0.00171  0.00188  0.00205  0.00224  45

31       0.00037  0.00042  0.00052  0.00062 0.00071  0.0008   0.00091  0.00103  0.00115 0.00127  0.00154  0.00171
0.00188  0.00205  0.00224  0.00243  46

32       0.00039  0.00045  0.00056  0.00068 0.0008   0.00091  0.00103  0.00115  0.00127 0.0014   0.0017   0.00187
0.00205  0.00224  0.00244  0.00262  47

33       0.00041  0.00048  0.00059  0.00073 0.00086  0.00099  0.00114  0.00127  0.0014  0.00156  0.00185  0.00202
0.00222  0.00243  0.00262  0.00283  48

34       0.00043  0.00051  0.00063  0.00077 0.00093  0.00109  0.00125  0.0014   0.00156 0.00173  0.002    0.00219
0.00239  0.00262  0.00283  0.00305  49

35       0.00045  0.00054  0.00066  0.00083 0.00101  0.0012   0.00139  0.00156  0.00173 0.0019   0.00217  0.00236
0.00256  0,00282  0.00305  0.0033   50

36       0.00047  0.00058  0.00071  0.0009  0.0011   0.00132  0.00152  0.00171  0.0019  0.00209  0.00233  0.00253
0.00275  0.00304  0.0033   0.00357  51

37       0.0005   0.00062  0.00076  0.00098 0.0012   0.00143  0.00164  0.00185  0.00207 0.00228  0.00249  0.00271
0.00294  0.00329  0.00357  0.00388  52

38       0.00054  0.00069  0.00085  0.0011  0.00133  0.00157  0.00178  0.00201  0.00223 0.00244  0.00267  0.00289
0.00315  0.00353  0.00384  0.00422  53

39       0.00058  0.00076  0.00095  0.001 220.00145  0.0017   0.001 93 0.00217  0.00239 0.00262  0.00285  0.0031
0.00337  0.0038   0.00413  0.0046   54

40       0.00063  0.00085  0.00105  0.00133 0.00158  0.00186  0.00208  0.00232  0.00256 0.0028   0.00306  0.00333
0.00362  0.0041   0.00446  0.00502  55

41       0.00068  0.00094  0.00115  0.00145 0.00171  0.00201  0.00223  0.00249  0.00274 0.00301  0.00328  0.00355
0.0039   0.00444  0.00481  0.00547  56

42       0.00073  0.00102  0.00125  0.00158 0.00185  0.00216  0.0024   0.00267  0.00294 0.00323  0.00353  0.00386
0.0042   0.0048   0.00519  0.00596  57

43       0.00078  0.00109  0.00135  0.00167 0.00195  0.00227  0.00253  0.00283  0.00313 0.00346  0.00379  0.00416
0.00454  0.00519  0.00562  0.0065   58

44       0.00083  0.00116  0.00144  0.00174 0.00206  0.00237  0.00267  0.00301  0.00334 0.0037   0.00408  0.00449
0.00489  0.00561  0.00609  0.00708  59

45       0.00089  0.00123  0.00153  0.00183 0.00216  0.00249  0.00283  0.0032   0.00357 0.00397  0.00439  0.00483
0.00528  0.00607  0.0066   0.00769  60

46       0.00093  0.0013   0.00162  0.00191 0.00228  0.00261  0.003    0.00341  0.00382 0.00426  0,00472  0.0052
0.0057   0.00655  0.00712  0.00834  61

47       0.00098  0.00137  0.00172  0.002   0.00241  0.00275  0.00318  0.00364  0.00409 0.00457  0.00507  0.0056
0.00614  0.00706  0.00768  0.00903  62

48       0.00103  0.00143  0.0018   0.0021  0.00254  0.00292  0.0034   0.00391  0.00436 0.00487  0.00541  0.00597
0.00653  0.0075   0.00814  0.00977  63

EXHIBIT F

Conversion Premiums

Premium rates for conversions to plans not covered by an existing agreement with the Reinsurer, shall be the same as the rates defined in Exhibit E of this agreement.

26

EXHIBIT G

Self-Administered Reporting

G.1

The Ceding Company will self-administer all reinsurance reporting. The Ceding Company will send the Reinsurer the reports listed below at the frequency specified.

Transaction Reports: Monthly

1. New Business

2. First Year -- Other than New Business

3. Renewal Year

4. Changes and Terminations

5. Accounting Information

Periodic Reports Quarterly

6. Statutory Reserve Information

7. Policy Exhibit Information

8. Inforce

A brief description of the data requirements follows below.

Transaction Reports

The Ceding Company agrees to report policy data electronically using the TAT system.

1. New Business

This report will include new issues only, the first time the policy is reported to the Reinsurer. Automatic and Facultative business will be identified separately.

2. First Year -- Other than New Business

This report will include policies previously reported on the new business detail and still in their first duration, or policies involved in first year premium adjustments.

3. Renewal Year

All policies with renewal dates within the Accounting Period will be listed.

4. Changes and Terminations

Policies affected by a change during the current reporting period will be included in this report. Type of change or termination activity must be clearly identified for each policy.

The Ceding Company will identify the following transactions either by separate listing or unique transaction codes:

Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding

Company will report the original policy date, as well as the current policy date.

5. Accounting Information

Premiums and allowances will be summarized for Life coverages, Benefits, and Riders by the following categories: Automatic and Facultative, First Year and Renewals.

Periodic Reports

6. Statutory and Tax Reserve Information

Statutory and tax reserves will be summarized for Life coverages, Benefits and Riders. The Ceding Company will specify the reserve basis used. The Ceding Company's actuary will provide an annual certification of reserves by January
31. Tax reserves will be provided by June 1.

7. Policy Exhibit Information

This is a summary of transactions during the current period and on a year-to-date basis, reporting the number of policies and reinsured amount.

8. Inforce

This is a detailed report of each policy in force.

27

EXHIBIT H

Application for Facultative Reinsurance

Submitted to: [ 1]         [ 2]

[ 3]     [ 4]

From: [ Company]  Date: [ Date]

Policy Number: [ Policy Number]     Increasing Amount: E Yes 0 No

Plan Name: [ Plan Name]    If increasing, ultimate amount: [ Amount]

Birth date        Tobacco

LastName First    Middle   M/D/Y    Sex     Use      Pref Class

Enter Name) [ Name] [ [ [ [ [ Joint insured

Enter Name) [ Name] [ EEMM/DD EM/F] [ [

Specify others, e.g. Second

Life     Life, Waiver, ADB, etc.

Previous inforce with Co.: [ [ [

Of which we retain:

[

[

[

Now applying for:

[

[

[

Of which we will retain:

[

[

[

Reins. Amount Applied for: [ [ [

In excess of Jumbo: 0 Yes 0 No      If Replacement: 0 Internal 0 External

Our Mortality Assessment: [         Special Risk Features:

(table &/or flat extra)    0 Aviation

o Foreign/Travel

o Occupation/Avocation

Enclosed Requirements: [

Requirements to follow: [

Remarks: [ Remarks]

Underwriting Contact: [    Tel #: [

e-mail: [

28

EXHIBIT I

Contestable Claims Procedures

The following claim paying procedures shall be applied to contestable claims of policies issued by the Ceding Company:

CLAIMS UP TO $200,000: These claims shall be adjudicated and paid by the Ceding Company without consultation with any Reinsurers sharing in the ceded risk (Pool Reinsurers). Pool Reinsurers will receive an initial claim notification. Requests for payment will include a death certificate and proof of payment only.

CLAIMS FROM $200,001 TO $999,999: All Pool Reinsurers shall receive an initial claim notification, which will identify the Lead Reinsurer on the claim. If the claim is contestable, the Ceding Company shall send underwriting and investigation data to the assigned Lead Reinsurer. The Ceding Company shall only consult with the Lead Reinsurer before making a decision. If the Lead Reinsurer and the Ceding Company agree that the claim is payable, then the claims will be paid. The Ceding Company will then submit their claim to the remaining Pool Reinsurers along with the death certificate, the proof of payment, and a copy of the communication between the Lead Reinsurer and the Ceding Company that the claim is payable.

CLAIMS OF $1,000,000 AND OVER: All Pool Reinsurers shall be involved in the review of the claim and will receive copies of all documents. Each Reinsurer shall be consulted prior to payment of the claim. CLAIM DENIALS OR REDUCED BENEFITS DUE TO SUICIDE: In either of these situations, each member of the Pool will be advised of the planned action. Each Pool Member will make the decision of either going with the prevailing claims decision, or will ask for copies of the claim file for their own review.

Lead Claim Reinsurers may need to confer with the other Pool Reinsurers on unusually complex claim situations.

LEAD CLAIM RE1NSUIRERS

Lead Reinsurer

Lead Claim

Alpha Split

RGA

A-F

Swiss Re

G-M

Munich

N-T

Gerling

U-Z

29